As filed with the Securities and Exchange Commission on September 29, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
RESOLUTE ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	27-0659371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1675 Broadway, Suite 1950
Denver, Colorado 80202
(Address of principal executive offices)
Retention Bonus Awards

James M. Piccone
1675 Broadway, Suite 1950
Denver, Colorado 80202
303-534-4600 (Phone)
(Name, address and telephone number of agent for service)
Copies of communications to:

Ronald R. Levine, II Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, Colorado 80202 303-892-9400 (Phone)	James M. Piccone Resolute Energy Corporation 1675 Broadway, Suite 1950 Denver, Colorado 80202 303-534-4600 (Phone)
303-892-7400 (Fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title of Securities	to be	Offering Price	Aggregate	Amount of
to be Registered	Registered	Per Share (2)	Offering Price	Registration Fee
Common Stock (par value $0.0001 per share)	200,000 shares (1)	$10.16	$2,032,000	$113.39

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement covers any securities that may be offered or issued pursuant to the Resolute Energy Corporation Retention Bonus Awards to prevent dilution as a result of adjustments for stock dividends, stock splits and similar changes.

(2)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the price per share and aggregate offering price are based upon the average of the high and low sales prices of the Company’s common stock on September 28, 2009, as reported by The New York Stock Exchange.

PART I
PART II
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
ITEM 4. DESCRIPTION OF SECURITIES
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
ITEM 8. EXHIBITS
ITEM 9. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX
EX-4.1
EX-5.1
EX-23.2
EX-23.3
EX-23.4
EX-23.5
EX-23.6
EX-23.7

PART I
     The information and written statement required by Part I are included in the documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(i) of the Securities Act of 1933, as amended (the “Securities Act”).
PART II
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents, previously filed by Resolute Energy Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated in this registration statement by reference as of their date of filing with the Commission:
     (a) The Company’s Current Reports on Form 8-K filed on August 4, 2009, August 13, 2009, August 19, 2009, September 1, 2009, September 2, 2009, September 9, 2009, September 10, 2009, September 15, 2009, September 22, 2009, September 23, 2009 and September 28, 2009.
     (b) The Company’s Form 424(b)(5) filed on September 15, 2009, as supplemented by Form 424(b)(3) filed on September 23, 2009 (SEC File No. 333-161076).
     (c) The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A, filed with the SEC on September 21, 2009 (which incorporates such description of the Common Stock from the Company’s Registration Statement on Form S-4, originally filed August 6, 2009 and as subsequently amended, which description is also hereby incorporated by reference) (SEC File No. 333-161076), and any other amendment or report filed for the purpose of updating such description.
     (d) The report of Grant Thornton LLP dated May 9, 2008, filed as Exhibit 99.2 to the Company’s Registration Statement on Form S-4, originally filed August 6, 2009 and as subsequently amended (SEC File No. 333-161076).
     All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered under the registration statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.
     Any statement contained in a document incorporated by, or deemed incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
ITEM 4. DESCRIPTION OF SECURITIES
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Under Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.
     The Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws include provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL, and (ii) require the Company to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.
     In addition, pursuant to the Section 102(b)(7) of the DGCL, each director will continue to be subject to liability for (1) breach of loyalty to the Company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit or (4) any payment of unlawful dividends or an unlawful stock repurchase or redemption. The provision also does not affect a director’s responsibilities under any other law, such as federal securities laws or state or federal environmental laws.
     In accordance with Section 102(b)(7) of the DGCL, Section 8.1 of the Company’s charter provides that no director shall be personally liable to the Company or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of the Company’s charter is to eliminate the Company’s rights and those of its stockholders (through stockholders’ derivative suits on the Company’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the Company’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.
     If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Company’s charter, the liability of the Company’s directors to the Company or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Company’s charter limiting or eliminating the liability of directors, whether by the Company’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Company to further limit or eliminate the liability of directors on a retroactive basis.
     Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.
     Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.
     The Company has entered into indemnification agreements with all of its directors and executive officers. Under these agreements, the Company will indemnify its directors and executive officers against amounts actually and reasonably incurred in connection with actual or threatened proceedings if any of them may be made a party because of their role as a director or officer. The Company is obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Company’s best interests. For any criminal proceedings, the Company is obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.
     The Company maintains insurance coverage for the purpose of providing indemnification benefits in certain circumstances.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.
ITEM 8. EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Retention Bonus Award Agreement

5.1	Opinion of Davis Graham & Stubbs LLP

23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.4	Consent of Grant Thornton

23.5	Consent of KPMG LLP

23.6	Consent of Netherland, Sewell & Associates, Inc.

23.7	Consent of Sproule Associates Limited

24.1	Power of Attorney (included on signature page of this registration statement)

ITEM 9. UNDERTAKINGS
     (a) The Registrant undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 28th day of September 2009.

RESOLUTE ENERGY CORPORATION
By:	/s/ James M. Piccone
	Name:	James M. Piccone
	Title:	President, General Counsel, Secretary and Director

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nicholas J. Sutton, James M. Piccone and Theodore Gazulis, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Nicholas J. Sutton Nicholas J. Sutton	Chief Executive Officer and Director (principal executive officer)	September 28, 2009

/s/ James M. Piccone James M. Piccone	President, General Counsel, Secretary and Director	September 28, 2009

/s/ Theodore Gazulis Theodore Gazulis	Chief Financial Officer (principal accounting officer and principal financial officer)	September 28, 2009

/s/ Kenneth A. Hersh Kenneth A. Hersh	Director	September 28, 2009

/s/ Richard L. Covington Richard L. Covington	Director	September 28, 2009

/s/ William J. Quinn William J. Quinn	Director	September 28, 2009

/s/ William H. Cunningham William H. Cunningham	Director	September 28, 2009

Signature	Title	Date

/s/ Thomas O. Hicks, Jr. Thomas O. Hicks, Jr.	Director	September 28, 2009

/s/ Robert M. Swartz Robert M. Swartz	Director	September 28, 2009

/s/ James E. Duffy James E. Duffy	Director	September 28, 2009

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Retention Bonus Award Agreement

5.1	Opinion of Davis Graham & Stubbs LLP

23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.4	Consent of Grant Thornton

23.5	Consent of KPMG LLP

23.6	Consent of Netherland, Sewell & Associates, Inc.

23.7	Consent of Sproule Associates Limited

24.1	Power of Attorney (included on signature page of this registration statement)